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                                                                     Exhibit (h)



                         SHAREHOLDER SERVICES AGREEMENT

                               (CLASS A, B AND C)

         AGREEMENT made as of this ___ day of __________, 1999 by and between WILLIAM BLAIR MUTUAL FUNDS, INC., a Maryland corporation (the "Company") and WILLIAM BLAIR & COMPANY, L.L.C., an Illinois limited liability company ("William Blair").

         In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. The Company hereby appoints William Blair to provide information and shareholder services for the benefit of the Company and its shareholders. In this regard, William Blair shall appoint various broker-dealer firms and other service firms ("Firms") to provide related services and facilities for persons who are investors in the Company ("investors"). The Firms shall provide such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to investors in the Company. Such services and assistance may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Company and the Funds and special features available to shareholders, assistance to investors in changing dividend and investment options, account designations and addresses, and such other services as the Company or William Blair may reasonably request. Firms may include affiliates of William Blair. William Blair may also provide some of the above services for the Company directly.

         William Blair accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. William Blair shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. William Blair, by separate agreement with the Company, may also serve the Company in other capacities. In carrying out its duties and responsibilities hereunder, William Blair will appoint various Firms to provide services described herein directly to or for the benefit of investors in the Company. Such firms shall at all times be deemed to be independent contractors retained by William Blair and not the Company. William Blair and not the Company will be responsible for the payment of compensation to such Firms for such services.


     2. For the shareholder services and facilities described in Section 1, the Company will pay to William Blair at the end of each calendar month a shareholder services fee computed at an annual rate of up to 0.25 of 1% of the average daily net assets of each Class A, B and C share of each separate series (each a "Fund") of the Company. The shareholder services fee will be calculated




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separately for each Class A, B and C share of a Fund as an expense of each such class. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of William Blair to the Company under this Agreement are not to be deemed exclusive, and William Blair shall be free to render similar services or other services to others.

         The net asset value for each share of a Fund shall be calculated in accordance with the provisions of the Company's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of each Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

     3. The Company shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by William Blair under this Agreement.

     4. This Agreement may be terminated at any time without the payment of any penalty by the Company or by William Blair on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of William Blair to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. All material amendments to this Agreement must be approved by vote of the Board of Directors of the Company.

     5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     6. Any notice under this Agreement shall be in writing, addressed and delivered or mail, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     7. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

                      [SIGNATURES APPEAR ON THE NEXT PAGE]





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         IN WITNESS WHEREOF, the Company and William Blair have caused this
Agreement to be executed as of the day and year first above written.

                                             WILLIAM BLAIR MUTUAL FUNDS, INC.



Attest:                                      By:
       -------------------------------           -------------------------------


                                             WILLIAM BLAIR & COMPANY, L.L.C.



Attest:                                      By:
       -------------------------------           -------------------------------








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